Exhibit 99.1

	Contact: Katie MacGillivary Vice President, CFO Ph # - 727-726-0763	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Reports

1st Quarter Results

August 3, 2017 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2017, diluted earnings per share decreased 73% to $0.10 as compared to $0.37 for the three months ended June 30, 2016. Net earnings were $0.8 million and $2.9 million for the three months ended June 30, 2017 and 2016, respectively. Revenue decreased 3% to $22.2 million for the three months ended June 30, 2017 as compared to $22.9 million for the three months ended June 30, 2016.

Our net earnings for the three months ended June 30, 2017 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and past-due accounts along with a reduction in the gross portfolio yield. Additionally, several negative factors, continue to put pressure on our net earnings, including an extremely competitive market, higher than expected losses, and a continuous decline in auction proceeds. We remain cautious with respect to near term losses as delinquency percentages remain elevated.

“Throughout this past quarter, we continued to experience intense competition from existing market participants. During this same time period, automobile dealerships which the Company conducts business with have reported declining sales. The combination of robust competition, fewer applications received by the Company for potential loan approval and recent changes by the Company to its underwriting guidelines has led to a 33% reduction in Contracts acquired during the three months ended June 30, 2017 as compared to the three months ended June 30, 2016. We will not expand the number of contracts purchased by incurring risk that is not priced appropriately and not conducive to providing long-term sustainable value. These ongoing market conditions require us to gain momentum regarding our ability to adapt to a competitive cycle that, for the foreseeable future, gives no indication of subsiding. For us, that involves further evaluation of our current business structure, as well as, our overall operating strategy” stated Ralph T. Finkenbrink, the Company’s President and CEO.

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7,824,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2017. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2017	2016
Revenue:
Interest and fee income on finance receivables	$22,198	$22,915

Expenses:
Operating	8,669	8,921
Provision for credit losses	9,752	7,026
Interest expense	2,455	2,244
Change in fair value of interest rate swaps	9	18

	20,885	18,209

Operating income before income taxes	1,313	4,706
Income tax expense	500	1,803

Net income	$813	$2,903

Earnings per share:
Basic	$0.10	$0.37

Diluted	$0.10	$0.37

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2017	2017
Cash	$7,717	$2,855
Finance receivables, net	303,531	317,205
Other assets	13,490	13,552

Total assets	$324,738	$333,612

Line of credit	$204,000	$213,000
Other liabilities	10,957	11,752

Total liabilities	214,957	224,752

Shareholders’ equity	109,781	108,860

Total liabilities and shareholders’ equity	$324,738	$333,612

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	Three months ended June 30, (In thousands)
Portfolio Summary	2017	2016
Average finance receivables, net of unearned interest (1)	$346,277	$343,185

Average indebtedness (2)	$210,494	$210,407

Interest and fee income on finance receivables	$22,198	$22,915
Interest expense	2,455	2,244

Net interest and fee income on finance receivables	$19,743	$20,671

Gross portfolio yield (3)	25.64%	26.71%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.84%	2.62%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	11.26%	8.19%

Net portfolio yield (3)	11.54%	15.90%
Marketing, salaries, employee benefits, depreciation, and administrative expenses as a percentage of average finance receivables, net of unearned interest	10.01%	10.40%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	1.53%	5.50%

Write-off to liquidation (5)	12.16%	9.41%
Net charge-off percentage (6)	9.54%	7.51%

Note: All three-month performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables, net of unearned interest.
(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, and administrative), as a percentage of average finance receivables, net of unearned interest.
(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.
(6)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”) on a gross basis which includes unearned interest, excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2017	$476,963	$32,032	$15,074	$11,075	$58,181
		6.72%	3.16%	2.32%	12.20%

June 30, 2016	$484,027	$25,445	$8,027	$3,576	$37,048
		5.26%	1.66%	0.74%	7.66%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2017	$10,551	$310	$102	$151	$563
		2.94%	0.97%	1.43%	5.34%

June 30, 2016	$11,062	$178	$55	$42	$275
		1.61%	0.50%	0.38%	2.49%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended June 30, (Purchases in thousands)
	2017	2016
Contracts
Purchases	$27,161	$40,830
Weighted APR	22.31%	22.39%
Average discount	7.56%	7.15%
Weighted average term (months)	55	57
Average loan	$11,563	$11,609
Number of contracts	2,349	3,517

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of June 30,
	2017	2016
Portfolio
Weighted APR	22.34%	22.60%
Weighted average discount	7.37%	7.64%
Weighted average term (months)	57	57
Number of active contracts	36,174	37,648

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.

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